THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (“the Amendment”) is effective October 1, 2014 by and between UMH PROPERTIES, INC. a Maryland corporation, formerly known as United Mobile Homes, Inc. (the “Company”) and EUGENE W. LANDY, an individual (the “Employee”).

WITNESSETH:

WHEREAS, in accordance with the recommendations of the Compensation Committee of the Company at its meeting on September 30, 2014, it was determined to amend the current compensation agreement of the Employee.

NOW, THEREFORE, the following amendment is hereby added to the Employment Agreement dated December 14, 1993, the Amendment to Employment Agreement effective January 1, 2004, and the Second Amendment to Employment Agreement dated April 14, 2008 by and between the Company and the Employee (collectively, “the Agreement”).

1.	Employee’s base salary shall be increased to $250,000.00
2.	Further increases to the Employee’s base salary shall be considered within three (3) years from the effective date of this Amendment.
3.	The Agreement is unchanged in all other respects.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Employee on the date first above written.

UMH PROPERTIES, INC.

/s/ Jeffrey Carus

By Jeffrey Carus, Chairman

Compensation Committee

/s/ Eugene W. Landy

Eugene W. Landy, Employee

Dated: October 7, 2014